Exhibit 99

[LOGO] MARINE PRODUCTS
       CORPORATION

FOR IMMEDIATE RELEASE

                 Chaparral Boats, Inc. Ranks Highest in Customer
                   Satisfaction by J.D. Power and Associates

ATLANTA, March 3, 2005 -- Marine Products Corporation (AMEX: MPX) announced today that Chaparral Boats, Inc. has been presented with an award from J.D. Power and Associates for the "Highest in Customer Satisfaction with Small Runabouts (16 - 19 Feet) in a Tie."

Richard A. Hubbell, Marine Products Corporation's Chief Executive Officer stated, "This honor is significant because it is a reflection of those who purchase our boats, as well as those who purchase the boats of our competitors. We are pleased to have been recognized by J.D. Power and Associates; it is a true representation of the voice of the consumer."

James A. Lane, Jr., President of Chaparral Boats and Executive Vice President of Marine Products commented, "This prestigious award, along with our awards for product excellence and boat of the year, proves our commitment to excellence in producing quality products and providing customer satisfaction."

J.D. Power and Associates 2005 Boat Competitive Information Study is based on the responses from a total of 12,530 owners of 2003 and 2004 model year boats registered between March 1, 2003 and May 31, 2004. The recognized boat class includes fiberglass family runabouts from 16 to 19 feet with open and closed bows, stern-driven and outboard powered. Overall customer satisfaction index scores are based on performance in nine categories: engine, ride/handling, helm/instrument panel, design/styling, sound system, maintenance, water sports and fishing. For more information about J.D. Power and Associates, visit www.jdpower.com .

Marine Products is a leading manufacturer of fiberglass boats, including Chaparral pleasure boats and Robalo sport fishing boats. Marine Products Corporation's investor Web site can be found on the Internet at www.marineproductscorp.com .

For information about Marine Products Corporation please contact:

Jim Landers
Corporate Finance
404.321.2162
jlanders@marineproductscorp.com

Natasha Coleman
Investor Relations & Corporate Communications
404.321.2172
ncoleman@marineproductscorp.com